SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 18549

SCHEDULE 14C
(Rule 14C-101)

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (1))
☒ Definitive Information Statement

Versa Card, Inc.
(Formerly “Intrepid Global Imaging 3D, Inc.”)
(Exact name of small business issuer as specified in its charter)

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☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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☐ Fee previously paid with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Versa Card, Inc.
1615 Walnut Street
3rd Floor
Philadelphia, PA 19103

July 11, 2008

RE: Notice of Action by Written Consent of Stockholders

Dear Stockholder:

We are notifying our stockholders of record on December 3, 2007, that the holders of a majority of the common stock of Intrepid Global Imaging 3D, Inc., a Delaware corporation (the “Company”), have approved the following actions by written consent on December 3, 2007, in lieu of a special meeting:

1. An amendment to the Company’s certificate of incorporation to effect a 1 for 2 reverse stock split with respect to our outstanding common stock and to effect a decrease in the authorized shares of Company common stock from 100,000,000 shares of common stock, $.001 par value, to 50,000,000 shares of common stock, $.001 par value, with the reverse stock split to be effective on the effective date of the reverse stock split with the OTCBB; and

2. An amendment to the Company’s certificate of incorporation to change our corporate name to Versa Card, Inc.

Under the Delaware General Corporation Law and the Company’s bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of the Company’s outstanding common stock is sufficient under the Delaware General Corporation Law and the Company's bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to the other stockholders of the Company for a vote. This letter is the notice required by Section 228(e) of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

An information statement containing a detailed description of the matters adopted by written consent in lieu of a special meeting of stockholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions taken by the holders of a majority of the common stock of the Company.

The Company will first mail this information statement to stockholders on or about July 11, 2008.

By Order of the Board of Directors

/s/ William Donovan, M.D., Secretary
July 11, 2008

Versa Card, Inc.
1615 Walnut Street
3rd Floor
Philadelphia, PA 19103
(215) 972-1601

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

We are sending you this Information Statement to inform you of actions described in this Information Statement which have been adopted by the written consent of the holders of a majority of the common stock of the Company in lieu of a special meeting effective December 3, 2007.

Information about the Action by Written Consent

What actions were taken by the written consent of the holders of a majority of the common stock of the Company in lieu of a special meeting?

The holders of a majority of the common stock of the Company have taken the following actions by written consent in lieu of a special meeting effective December 3, 2007:

1. Approval of an amendment to the certificate of incorporation to (a) effect a 1 for 2 reverse stock split of our outstanding common stock, and (b) effect a decrease in the authorized shares of Company common stock from 100,000,000 shares of common stock, $.001 par value to 50,000,000 shares of common stock, $.001 par value. This action is described on pages 3 through 5 of this Information Statement; and

2. An amendment to the Company’s certificate of incorporation to change our corporate name to Versa Card, Inc. This action is described on page 6 of this Information Statement.

THE HOLDERS OF A MAJORITY OF THE COMMON STOCK OF THE COMPANY HAVE EXECUTED A WRITTEN CONSENT ACTION ADOPTING AND APPROVING EACH OF THESE ACTIONS EFFECTIVE DECEMBER 3, 2007. AS SUCH, ADOPTION AND APPROVAL OF THE ACTIONS IS ASSURED.

How many votes are required to adopt the actions?

The approval and adoption of an amendment to the certificate of incorporation to effect a 1 for 2 reverse stock split with respect to all of the Company's outstanding common stock, a decrease in the number of authorized shares of common stock, and to change the name of the Company requires the consent of the holders of a majority of the common stock of the Company.

As of December 3, 2007, the Company had 49,919,682 shares of common stock outstanding. The holders of a majority of the common stock of the Company have executed a written consent in lieu of a special meeting which was effective on December 3, 2007. As a result all actions described in this Information Statement are effective as of December 3, 2007 or as soon thereafter as practicable.

What is the effect of the 1 for 2 reverse stock split?

The adoption of a 1 for 2 reverse stock split of common stock will reduce the number of shares of common stock outstanding by approximately fifty percent (50%) to 24,959,841 shares of common stock. Each record owner of common stock on the effective date of the reverse stock split shall own one share of common stock for every two shares held immediately before the effective date. No fractional shares shall be issued as a result of the reverse stock split. Any holder of common stock holding a fractional share shall have such share rounded up to the nearest whole share. The 1 for 2 reverse stock split of common stock will be effective on the effective date of the reverse stock split with the OTCBB.

Am I entitled to dissenter's rights?

The Delaware General Corporation Law does not provide for dissenter's rights for the actions to be taken by written consent in lieu of a special meeting, because any holder of common stock holding only a fractional share as a result of the reverse stock split will have such fractional share rounded up to a whole share.

What is the effect of reducing the number of authorized shares of common stock?

The adoption of the reduction in the number of authorized shares of common stock was approved in conjunction with the 1 for 2 reverse stock split. The reduction will decrease the number of authorized shares by fifty percent (50%).

Why is the Company changing its name?

The Company believes that the new name better reflects the business activities of the Company.

Action 1 — Approval of Amendment to Certificate of Incorporation to
Effect a 1 for 2 Reverse Stock Split and a Reduction in the Number of Authorized Shares

The board of directors and the holders of a majority of the common stock of the Company have approved an amendment to the Company’s certificate of incorporation to effect a 1 for 2 reverse stock split of the outstanding common stock on December 3, 2007. Each 2 shares of common stock outstanding immediately prior to the effective date of the stock split with the OTCBB (“Pre-Split Shares”) will be converted automatically into one share of common stock (“Post-Split Shares”) on the effective date of the reverse stock split with the OTCBB. On the effective date of the reverse stock split, the reverse stock split occur automatically without any action on the part of holders of common stock and without regard to the date certificates representing Pre-Split Shares are physically surrendered for new certificates. Holders of common stock will hold approximately one-half as many shares after the reverse stock split compared to the number held before the reverse stock split. For instance, if a holder of common stock presently owns 100 shares, after the reverse stock split that holder of common stock will own 50 shares. The form of the amendment to the certificate of incorporation and a related certificate of correction which effected the reverse stock split is attached as Exhibit A to this Information Statement.

Purpose and Material Effects of Proposed Reverse Stock Split

The primary purpose of the reverse stock split of our common stock is to combine the outstanding shares of the common stock of the Company into a smaller number of shares so that the shares will trade at a higher price per share than their recent trading prices.

The reverse stock split will effect all common stock holders uniformly and will not effect any common stock holder’s percentage ownership interests in the Company or proportionate common stock. The principal effects of the reverse stock split on the common stock outstanding immediately prior to the filing of the amendment to the certificate of incorporation will be that:

(i) the number of pre-split shares of common stock issued and outstanding will be reduced from 49,919,682 shares to approximately 24,959,841 post-split shares;

(ii) each two (2) shares of common stock owned by a common stock holder is automatically converted, without further action into one (1) share of common stock.

The reverse stock split does not effect the par value of the common stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the common stock has been reduced to one-half of its present amount, and the additional paid-in capital account has been credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock has been increased because there will be fewer shares of common stock outstanding.

Other Effects of the Reverse Stock Split

While it is expected that the reverse stock split will result in an increase in the market price of the common stock, there can be no assurance that the reverse stock split will increase the market price of the common stock by a multiple of 2 or result in the permanent increase in the market price (which is dependent upon many factors, including performance and prospects). Also, should the market price of the common stock decline, the percentage decline as an absolute number and as a percentage of the overall market capitalization may be greater than would pertain in the absence of a reverse stock split.

Furthermore, the possibility exists that liquidity in the market price of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split may increase the number of common stock holders who own odd lots, or those who own less than 100 shares. Common stock holders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting these sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

The Company filed the amendment to its certificate of incorporation with the Secretary of State of Delaware on January 15, 2008 and a certificate of correction on April 4, 2008. The reverse stock split is effective on a date to be determined by FINRA (“Stock Split Effective Date”). Beginning on the Stock Split Effective Date, each certificate representing Pre-Split Shares will be deemed for all corporate purposes to evidence ownership of Post-Split Shares. As soon as practicable after the Stock Split Effective Date, holders of common stock will be notified that the reverse stock split and the name change have been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. All holders of common stock will be asked to surrender to the Company's transfer agent certificates representing the Pre-Split shares in exchange for certificates representing Post-Split Shares, Inc., in accordance with the procedures to be set forth in a letter of transmittal to be sent by the transfer agent. No new certificates will be issued to any shareholder until the shareholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so. If your shares of common stock are deposited in book entry, your shares will automatically be converted to reflect the reverse stock split and the name change without any action on your part.

Fractional Shares

To avoid the existence of fractional shares of common stock, if a stockholder would otherwise be entitled to receive a fractional share, the number of shares to be received will be rounded up to the next whole share.

No Dissenter's Rights

Under the Delaware General Corporation Law, holders of common stock are not entitled to dissenter's rights with respect to the proposed amendment to the Company's certificate of incorporation to effect the reverse stock split, unless, as a result of a reverse split, the number of shares held by a stock holder is reduced to a fraction of one share and that fraction of a share is acquired for cash or scrip. Because the Company will round any such fractional share to the next whole share, no holder of common stock will hold less than one share. This decision by the Company eliminates dissenter's rights for the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign, or minimum income, or other tax consequences. Also, it does not address the tax consequences to holders of common stock that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that (1) the Pre-Split Shares were, and the Post-Split Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment); and (2) the reverse stock split is not part of a plan to increase, periodically, a common stock holder's proportionate interest in the assets or earnings of the company. The tax treatment of a common stock holder may vary depending upon the particular facts and circumstances of such common stock holder. COMMON STOCK HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a holder of common stock upon the exchange of Pre-Split Shares for Post-Split Shares pursuant to the reverse stock split. The aggregate tax basis of the Post-Split Shares received in the reverse stock split will be the same as the aggregate tax basis in the Pre-Split Shares exchanged therefor. The holding period for the Post-Split Shares will include the period during which the Pre-Split Shares surrendered in the reverse stock split were held.

No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each common stock holder, depending upon the state of residence.

Action 2 — Change of Name

The board of directors and the holders of a majority of the common stock of the Company have approved an amendment to the Company’s certificate of incorporation to change the name of the Company to Versa Card, Inc. The change of name became effective upon the filing of the amendment to the Company’s certificate of incorporation with the Delaware Secretary of State. The decision to change the name of the Company to Versa Card, Inc., was based upon the desire of management for the name of the Company to more accurately reflect the Company's business purpose as a result of the acquisition of First Versatile Smartcard Solutions Corporation. The form of the amendment to the certificate of incorporation which effected the reverse stock split is attached as Exhibit B to this Information Statement.

Beneficial Ownership of Principal Stockholders, Directors, and Management

As of December 3, 2007, the Company had 49,919,682 shares of common stock outstanding for total voting shares of 49,919,682. Holders of common stock and convertible preferred stock vote together as a single class, with each share of common stock and each share of convertible preferred stock being entitled to one vote. The holders of majority of the common stock of the Company have executed a stockholder action by written consent in lieu of a special meeting which is effective on December 3, 2007. As a result all actions described in this Information Statement will be effected on December 3, 2007 or as soon thereafter as practicable.

The table below shows the amount and class of stock of the Company beneficially owned as of December 3, 2007 by each of our directors and executive officers, each person whom we believe beneficially owns more than 5% of our outstanding voting stock; and all executive officers and directors as a group. In accordance with the rules of the Securities and Exchange Commission, beneficial ownership as disclosed in the table below includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, through the exercise of options.

Name and Address of Beneficial Owner 1	Number and Class of Common Shares Beneficially Owned	Percent of Class
William R. Dunavant(2)	2,000,000	4.0%
RichardáSpecht (3)	88,000.2%
Rene Hamouth (4)	4,998,669	9.9%
Mackay Group Limited	18,000,000	36.1%
All Directors and Officers as a Group (2 persons)	2,088,000	4.2%

(1) If no address is given, the named individual is an executive officer or director of Intrepid Global Imaging 3D, Inc. whose business address is 1615 Walnut Street, 3rd Floor, Philadelphia, PA 19103

(2) All 2,000,000 shares are registered in the name of William R. Dunavant Family Holdings, Inc. Mr. Dunavant’s spouse is the president of William R. Dunavant Family Holdings, Inc.

(3) All 88,000 shares are registered in the name of Specht Family Trust. Mr. Specht is the trustee of the Specht Family Trust.

(4) Includes 3,354,665 shares registered in the name of the Hamouth Family Trust, 293,543 shares registered in the name of Ryan Hamouth, and 145,863 shares registered in the name of Leona Hamouth. Mr. Hamouth is the trustee of the Hamouth Family Trust.

Other Matters

No matters other than those discussed in this Information Statement are contained in the written consent signed by the holders of a majority of the common stock of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ William Donovan, M.D., Secretary
William Donovan, M.D., Secretary

EXHIBIT A

STATE of DELAWARE
CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION

•	First: That at a meeting of the Board of Directors of VERSA CARD INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ 4th ” so that, as amended, said Article shall be and read as follows:

“The Corporation shall be authorized to change the common stock as follows:    COMMON STOCK: 50,000,000 @ 0.001”

•
Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:	/s/ Richard Specht
(Authorized Officer)

NAME:	Richard Specht
(Type or Print)

State of Delaware Secretary of State Division of Corporations Delivered 06:01 PM 01/15/2008
FILED 06:02 PM 01/15/2008 SRV 080048055 – 2865672 FILE

A-1

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

VERSA CARD, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is: VERSA CARD, INC.

2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on January 15, 2008 (the “Certificate”), and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is:

The Stockholders and Directors of the corporation approved a one for two reverse stock split and a reduction in the number of authorized shares of common stock of the Corporation. Said Certificate omitted the provision detailing the manner in which the reverse stock split would be carried out.

4. Article Four of the Certificate is corrected to read as follows:

“FOURTH: The Corporation is authorized to issue up to Fifty Million (50,000,000) shares of Common Stock, par value $.001 (the “Common Stock”). On the effective date of the reverse stock split with the OTCBB that first occurs after the filing of the amendment to this Article Four, each outstanding share of Common Stock on such date shall automatically and without any action by the holder or the Corporation be converted into one-half (0.5) share of Common Stock (the "Post Split Shares"). No fractional shares shall be issued as a result of the reverse stock split, and any fraction of a share resulting from the reverse stock split shall be rounded up to the next whole share. Certificates representing shares of outstanding Common Stock prior to the filing of this amendment to the Certificate of Incorporation shall, on and after the effective date of such reverse stock split with the OTCBB, represent a number of Post Split Shares determined by dividing the number of shares evidenced by such certificate by 2 and rounding any fraction to the next whole share."

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 31st day of March, 2008.

VERSA CARD, INC.

/s/ R. Dunavant
William R. Dunavant, President

A-2

EXHIBIT B
State of Delaware
Secretary of State
Division of Corporations
Delivered 10:40 AM 12/27/2007
FILED 10:41 AM 12/27/2007 SRV 071364244 – 2865622 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

INTREPID GLOBAL IMAGING 3D, INC.

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of INTREPID GLOBAL IMAGING 3D, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ FIRST ” so that, as amended, said Article shall be and read as follows:

THE NAME OF THE CORPORATION SHALL BE AS FOLLOWS:  VERSA CARD INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said INTREPID GLOBAL IMAGING 3D, INC.has caused this certificate to be signed by Richard Specht , an Authorized Officer, this 21st day of December, 2007.

By:	/s/ Richard Specht
Authorized Officer
Title:	Secretary
Name:	Richard Specht
Print or Type

B-1